Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Form 10-K of ChampionsGate Acquisition Corporation for the year ended December 31, 2025 of our report dated March 26, 2025, except for Notes 8 and 9, which are as of May 5, 2025 relating to the balance sheet as of December 31, 2024, and the related statements of operations, changes in shareholders’ deficit, and cash flows for the period from March 27, 2024 (inception) to December 31, 2024, and the related notes. Our report contained an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

/s/ UHY LLP

New York, NY

April 10, 2026